Exhibit 99.1

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group Division, DCM, Enters Sales Agreement with FF&S, Inc.

DEFIANCE, OH, October 9, 2015 – SB Financial Group, Inc. (NASDAQ: SBFG), (“SB Financial” or the “Company”), is pleased to announce that Diverse Computer Marketers (“DCM”), a division of RDSI, has signed a sales agreement with FF&S, Inc., of Noblesville, Ind.

Mark Klein, Chairman, President and CEO of SB Financial commented, “We are very pleased to be making this announcement today, and to have Jeff Williams, President and CEO of FF&S, and his sales team partner with the DCM family. FF&S, with their six full time sales staff across the midwest, will help DCM leverage services and expertise into a base of over 270 community banks, and, undoubtedly, add to the solid client base that DCM currently serves.”

Mr. Williams added, “We are excited to be partnering with DCM; a firm that we have collaborated with for inventory control over eight years. This new strategy to make Item Processing (IP) and Statement Processing (SP) now available to our client base is a significant step in the growth of our company, as well as a potential efficiency measure for our loyal clients.”

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial Group, Inc. is a diversified financial services holding company with two wholly-owned operating subsidiaries: State Bank and RDSI.  State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking, and agricultural and commercial lending.  State Bank operates through 17 banking centers in seven northwestern Ohio counties and one center in Fort Wayne, Indiana, with 18 full service ATMs.  The Company has three loan production offices in Ohio, one in Tiffin and two in Columbus as well as one located in Angola, Indiana.  RDSI provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol SBFG.  SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol SBFGP.

In May 2015, SB Financial was ranked #163 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”) as of December 31, 2014.

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